SELECTED BROKER AGREEMENT

                       COVERING SHARES OF COMMON STOCK OF

                      SELIGMAN NEW TECHNOLOGIES FUND, INC.

                                     BETWEEN

                             SELIGMAN ADVISORS, INC.

                                       AND

                   ------------------------------------------
                            (NAME OF SELECTED BROKER)


The Selected Broker named above and Seligman Advisors, Inc., exclusive agent for distribution of shares of common stock of Seligman New Technologies Fund, Inc., agree to the terms and conditions set forth in this agreement.


Selected Broker Signature                   Seligman Advisors, Inc.



----------------------------                -----------------------------
Principal Officer                           Stephen J. Hodgdon, President


----------------------------                SELIGMAN ADVISORS, INC.
Address                                     100 Park Avenue
                                            New York, NY  10017


----------------------------                -----------------------------
Employer Identification No.                 Date

     The Selected Broker and Seligman Advisors, Inc. (the "Distributor"), as exclusive agent for distribution of shares of common stock (the "Shares") of Seligman New Technologies Fund, Inc. (the "Fund"), agree as follows in connection with the initial public offering of Shares of the Fund:

1. Shares may be offered to the public during an initial offering period (the "Offering Period") that commences, with respect to the Selected Broker, on the date of this Agreement and will terminate on a date to be notified to the Selected Broker by the Distributor. The Distributor may extend the Offering Period in its sole discretion and will notify the Selected Broker of any such extension.

2. An order for Shares of the Fund will be confirmed at the public offering price as disclosed in the Fund's prospectus (expected to be $24.25 per Share plus a sales charge of up to $0.75 per Share determined as set forth in the prospectus of the Fund) at the close of the Offering Period as determined by the Distributor. No orders will be accepted until the Fund's registration statement filed with the Securities and Exchange Commission (the "SEC") has been declared effective by the SEC. The Selected Broker understands that the registration statement is not currently effective and is not expected to be declared effective until shortly prior to the close of the Offering Period, including any extensions thereof, and that due to extensions of the Offering Period such effectiveness may occur in a later calendar month than contemplated on the date of this Agreement. The Distributor may terminate the Offering Period at any time.

3. The minimum order size is $10,000. Orders will be accepted in increments of $1,000 above the minimum. All orders are subject to acceptance or rejection by the Distributor in its sole discretion. The Selected Broker understands that neither the Fund nor the Distributor has any obligation or intention to purchase any Shares from the Selected Broker at any price, except that the Fund intends to make quarterly repurchase offers as described in the prospectus. Any representation as to a tender offer by the Fund, other than that which is set forth in the Fund's then current prospectus, is expressly prohibited. The Selected Broker hereby covenants that it (i) will not make a secondary market in any Shares of the Fund, (ii) will not purchase or hold such Shares in inventory for the purpose of resale in the open market, and (iii) will not repurchase such Shares in the open market.

4. Shares may be offered for sale by the Selected Broker only at the applicable public offering price. The Distributor will make a reasonable effort to notify the Selected Broker of any redetermination or suspension of the current public offering price, but shall be under no liability for failure to do so.

5. The Selected Broker shall remit the purchase price for all orders to the Fund, with issuing instructions, no later than the third business day following the termination of the Offering Period. On each purchase of Shares, the Selected Broker shall be entitled to a concession determined according to the following formula:

                                           Offering Price          Concession
    Amount of Purchase                      (per Share)            (per Share)
    ------------------                     --------------          -----------

    Less than $500,000                        $25.00                 $0.75
    $500,000 but less than $1 million          24.75                  0.50
    $1 million or more                         24.50                  0.25

In addition to the foregoing concession, the Distributor will pay to the Selected Broker, from its own resources, a concession equal to $0.25 per Share in respect of each Share sold by the Selected Broker.

     No concessions will be paid to the Selected Broker for the investment of dividends or other distributions in additional Shares.

6. Except for sales to and purchases from the Selected Broker's retail customers, the Selected Broker agrees to make Shares available only through the Distributor and not from any other sources and to sell Shares only to the Distributor or the Fund and not to any other purchasers.

7. By signing this Agreement, both the Distributor and the Selected Broker warrant that they are members of the National Association of Securities Dealers, Inc. (the "NASD"), and agree that termination of such membership by either party at any time shall terminate this Agreement forthwith regardless of the provisions of paragraph 11 hereof. Each party further agrees to comply with all rules and regulations of the NASD and specifically to observe the following provisions:

     (a) Neither the Distributor nor the Selected Broker shall withhold placing customers' orders for Shares so as to profit itself as a result of such withholding.

     (b) The Distributor shall not purchase Shares from the Fund except for the purpose of covering purchase orders already received, and the Selected Broker shall not purchase Shares of the Fund through the Distributor other than for investment, except for the purpose of covering purchase orders already received.

8. The Selected Broker shall be solely responsible for making all determinations pursuant to NASD Rule 2310 as to the suitability of Shares for each customer to whom it recommends Shares.

9. In all transactions between the Distributor and the Selected Broker under this Agreement, the Selected Broker will act as agent for its customers on a fully disclosed basis. The names of the Selected Broker's customers shall remain the sole property of the Selected Broker and shall not be used by the Distributor for any purpose except for servicing and informational mailings in the normal course of business to Fund shareholders. The Selected Broker is not for any purposes employed or retained as or authorized to act as broker, agent or employee of the Fund or of the Distributor, and the Selected Broker is not authorized in any manner to act for the Fund or the Distributor or to make any representations on behalf of the Distributor. In purchasing and selling Shares under this Agreement, the Selected Broker shall be entitled to rely only upon matters stated in the current offering prospectus of the Fund and upon such written representations, if any, as may be made by the Distributor to the Selected Broker.

10. During the Offering Period, the Distributor will furnish to the Selected Broker, without charge, reasonable quantities of the current offering prospectus of the Fund and sales material issued from time to time by the Distributor. The Selected Broker will not alter such materials in any way or use any other materials to market the Shares.

11. Either party to this Agreement may cancel this Agreement by written notice to the other party. Such cancellation shall be effective at the close of business on the 5th day following the date on which such notice was given. The Distributor may modify this Agreement at any time by written notice to the Selected Broker. Such notice shall be deemed to have been given on the date upon which it was either delivered personally to the other party or any officer or member thereof, or was mailed postage-paid, or delivered to a telegraph office for transmission to the other party at his or its address as shown herein.

12. This Agreement relates to offers and sales of Shares by the Selected Broker only during the Offering Period and does not relate to offers and sales during any subsequent continuous offering of Shares.

13. Neither party to this Agreement shall be liable to the other party for any loss incurred as a result of activities hereunder except for (i) acts that constitute bad faith, willful misconduct or gross negligence and (ii) obligations expressly assumed under this Agreement.

14. The Distributor agrees to indemnify, defend and hold harmless the Selected Broker and its predecessors, successors, and affiliates, each current or former partner, officer, director, employee, shareholder or agent and each person who controls or is controlled by the Selected Broker from any and all losses, claims, liabilities, costs, and expenses, including attorneys' fees, that may be assessed against or suffered or incurred by any of them and which relate to any untrue statement of, or omission to state, a material fact in the Fund's registration statement, prospectus, or any written sales literature or other marketing materials provided by the Distributor to the Selected Broker, required to be stated therein or necessary to make the statements therein not misleading (in the case of such prospectus and sales or other marketing materials, in the light of the circumstances under which they were made).

15. The Selected Broker agrees to indemnify, defend and hold harmless the Distributor and the Fund and their predecessors, successors, and affiliates, each current or former partner, officer, director, employee, shareholder or agent and each person who controls or is controlled by the Distributor from any and all losses, claims, liabilities, costs, and expenses, including attorneys' fees, that may be assessed against or suffered or incurred by any of them howsoever they arise, and as they are incurred, which relate in any way to: (i) any alleged violation of any statute or regulation (including without limitation the securities laws and regulations of the United States or any state) or any alleged tort or breach of contact, related to the offer or sale by the Selected Broker of Shares pursuant to this Agreement; or (ii) the breach by the Selected Broker of any of its representations and warranties specified herein or the Selected Broker's failure to comply with the terms and conditions of this Agreement.

16. This Agreement shall be construed in accordance with the laws of the State of New York without regard to conflicts of law principles and shall be binding upon both parties hereto when signed by the Distributor and by the Selected Broker in the spaces provided on the cover of this Agreement. This Agreement shall not be applicable to Shares of the Fund in any jurisdiction in which such Shares are not qualified for sale. The Distributor will provide the Selected Broker with a list of the states and other jurisdictions in which the Shares have been qualified for sale.